UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 29, 2006

Luna Innovations Incorporated

(Exact name of registrant as specified in its charter)

Delaware	000-52008	54-1560050
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10 South Jefferson Street, Suite 130

Roanoke, Virginia 24011

(Address of principal executive offices, including zip code)

540-552-5128

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On August 29, 2006, Luna Innovations Incorporated (the “Company”) and Dale E. Messick entered into an employment agreement pursuant to which Mr. Messick will continue to serve as the Company’s Chief Financial Officer. The following is a brief description of the terms and conditions of Mr. Messick’s employment agreement that are material to the Company.

Pursuant to the terms of Mr. Messick’s employment agreement, Mr. Messick will be paid a base salary of not less than $185,000 per year. Mr. Messick is also eligible for an annual discretionary performance-based cash bonus to be determined by the Board or the Compensation Committee. Mr. Messick shall also be eligible to receive discretionary equity bonuses at such times and in such amounts as determined by the Board or the Compensation Committee.

Pursuant to his employment agreement, if Mr. Messick’s employment is terminated involuntarily without cause (as defined in his employment agreement) or voluntarily with good reason (as defined in his employment agreement), Mr. Messick shall receive (a) if such termination occurs within twelve (12) months of a change of control, severance equal to twelve (12) months base salary and twelve (12) months of continuation of group health benefits, or (b) if such termination does not occur within twelve (12) months of a change of control, severance equal to nine (9) months base salary and nine (9) months of continuation of group health benefits. In addition to these severance payments, upon such termination Mr. Messick will immediately receive twelve (12) months of additional vesting of any unvested stock options and a cash payment equal to the value of any unvested 401(k) match amount.

Mr. Messick’s employment agreement and the exhibits thereto are attached hereto as Exhibit 10.1.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description
10.1	Employment Agreement, dated August 29, 2006, by and between Dale E. Messick and Luna Innovations Incorporated, and exhibits thereto

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Luna Innovations Incorporated

By:	/s/ Aaron S. Hullman
Aaron S. Hullman Vice President and General Counsel

Date: September 1, 2006

EXHIBIT INDEX

Exhibit No.	Description
10.1	Employment Agreement, dated August 29, 2006, by and between Dale E. Messick and Luna Innovations Incorporated, and exhibits thereto